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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             --------------------

                         SPINNAKER EXPLORATION COMPANY
            (Exact name of registrant as specified in its charter)

               DELAWARE                                 76-0560101
(State of incorporation or organization)   (I.R.S. Employer Identification No. )


                         1200 SMITH STREET, SUITE 800
                             Houston, Texas  77002

             (Address of principal executive offices and zip code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

                             --------------------

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered
          -------------------                 ------------------------------

Common Stock, par value $0.01 per share           New York Stock Exchange


     Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The class of securities to be registered hereby is the common stock, par value $0.01 per share (the "Common Stock"), of Spinnaker Exploration Company, a Delaware corporation (the "Company").

     Subject to any special voting rights of any series of preferred stock that may be issued in the future, each share of Common Stock has one vote on all matters voted on by our stockholders, including the election of our directors. No share of Common Stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of Common Stock will be entitled to dividends in the amounts and at the times declared by the Board of Directors in its discretion out of funds legally available for the payment of dividends. Holders of Common Stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of Common Stock are fully paid and non-assessable.

     Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions provide that (i) only the Board of Directors has the power to call a Special Meeting of stockholders and (ii) nominations of candidates for election of directors and stockholder proposals to be considered at annual meetings of stockholders may be made only by written notice.

ITEM 2. EXHIBITS.

     All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        SPINNAKER EXPLORATION COMPANY



Date: July 24, 2000                     By: /s/   Roger L. Jarvis
                                            -----------------------------
                                            Name:  Roger L. Jarvis
                                            Title: Chairman, President and Chief
                                                   Executive Officer

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